Exhibit 3.1

Companies Act (Revised)

Company Limited by Shares

Amended and Restated

Memorandum of Association

of

Chanson International Holding

香颂国际控股公司

(Adopted by special resolution passed on 23 February 2026 and made effective on 6 March 2026 (with such special resolution being reflected in paragraph 4 of the director’s certificate accompanying the filing of this Memorandum of Association with the Registrar of Companies))

www.verify.gov.ky File#: 354115

Companies Act (Revised)

Company Limited by Shares

Amended and Restated

Memorandum of Association

of

Chanson International Holding

香颂国际控股公司

(Adopted by special resolution passed on 23 February 2026 and made effective on 6 March 2026 (with such special resolution being reflected in paragraph 4 of the director’s certificate accompanying the filing of this Memorandum of Association with the Registrar of Companies))

1	The name of the Company is Chanson International Holding 香颂国际控股公司.

2	The Company’s registered office will be situated at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, KY1-1002 Cayman Islands, or at such other place in the Cayman Islands as the directors may at any time decide.

3	The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised); or

(c)	the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

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7	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8	The share capital of the Company is US$412,500 divided into 4,110,000,000 Class A ordinary shares of US$0.0001 par value each and 15,000,000 Class B ordinary Shares of US$0.0001 par value each. Subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

9	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

3 www.verify.gov.ky File#: 354115